Exhibit 5.1

December 23, 2025

MultiSensor AI Holdings, Inc.

2105 West Cardinal Drive

Beaumont, TX 77705

Ladies and Gentlemen:

We have acted as counsel to MultiSensor AI Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3, as amended (the “Registration Statement”) by the Company which registers the resale by the holders thereof of (a) an aggregate of 221,595,978 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), comprised of (i) 34,229,826 shares of Common Stock (the “Shares”), and (ii) up to 187,366,152 shares of Common Stock (the “Warrant/Conversion Shares” and together with the Shares, the “Common Shares”) issuable (x) upon the exercise of warrants (the “Warrants”) for Common Stock or (y) upon conversion of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), which is issuable in lieu of Common Stock upon exercise of the Warrants and which will be automatically convertible into an equivalent number of shares of Common Stock for which such Warrant is exercisable upon transfer, which such Shares and Warrants were issued to the selling stockholders pursuant to that certain securities purchase agreement, dated October 24, 2025, by and among the Company and the selling stockholders (the “Purchase Agreement”), and (b) up to 20,000 shares of Series A Preferred Stock issuable in lieu of Common Stock upon exercise of the Warrants (the “Preferred Shares”).

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Second Amended and Restated Bylaws (the “Bylaws” and, together with the Certificate of Incorporation, the “Organizational Documents”) of the Company, each as amended and/or restated as of the date hereof; (ii) certain resolutions of the Board of Directors of the Company approving the filing of the Registration Statement and certain other matters set forth therein; (iii) the Registration Statement and all exhibits thereto; (iv) the Purchase Agreement; (v) the Warrants, (vi) the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”); (vii) a certificate executed by an officer of the Company, dated as of the date hereof; and (viii) such other corporate records of the Company, as we have deemed necessary or appropriate for the purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

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We have also assumed that, at the time of the issuance of the Shares: (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization; (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement or any prospectus supplement will have been issued; (iv) a prospectus properly describing the Common Shares and Preferred Shares offered thereby will have been delivered to the purchaser(s) of the Common Shares and Preferred Shares as required in accordance with applicable law; (v) all Common Shares and Preferred Shares will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the prospectus and any prospectus supplement; (vi) there will be sufficient shares of Common Stock authorized under the Organizational Documents and not otherwise reserved for issuance; and (vii) there will not have occurred any change in law or in the Organizational Documents of the Company adversely affecting the Common Shares or the Preferred Shares or the rights of the holders thereof.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.	The Warrant/Conversion Shares have been duly authorized and, when issued (i) by the Company against payment therefor in accordance with the terms of the Warrants or (ii) by the Company in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

3.	The Preferred Shares have been duly authorized and, when issued by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus on the date hereof constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP